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Exhibit 3.1

[GRAPHIC OF CANADIAN FLAG] Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

AKELA PHARMA INC.	406347-3
Name of corporation—Dénomination de la société	Corporation number—Numéro de la société
I hereby certify that the articles of the above-named corporation were amended:	Je certifie que les statuts de la société susmentionnée ont été modifiés:
a)	under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a)	en vertu de l'article 13 de la Loi canadienne sur les sociétés par actions, conformément à l'avis ci-joint;
b)	under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b)	en vertu de l'article 27 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c)	under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☒	c)	en vertu de l'article 179 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d)	under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d)	en vertu de l'article 191 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;
/s/ RICHARD G. SHAW Richard G. Shaw Director—Directeur	July 5, 2007 / le 5 juillet 2007 Date of Amendment—Date de modification

[GRAPHIC OF CANADA]

[GRAPHIC OF CANADIAN FLAG]	Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE
	Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

Processing Type—Mode de traitement:            E-Commerce/Commerce-É

1. Name of Corporation—Dénomination de la société	2. Corporation No.—No de la société
LAB International Inc.	406347-3
3. The articles of the above-named corporation are amended as follows: Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

        1.     To change the name of the Corporation to AKELA PHARMA INC.

        2.     To change the authorized capital of the Corporation by:

          (a)   deleting the existing Class A Shares and Class B Shares together with the rights, privileges, restrictions and conditions     attaching thereto;

          (b)   creating a new class consisting of an unlimited number of Preference Shares issuable in series having the rights, privileges, restrictions and conditions attached as Schedule "A" hereto; and

          (c)   to declare that after giving effect to the foregoing, the Corporation is authorized to issue the following classes of shares:

      (i)
      an unlimited number of Common Shares; and

      (ii)
      an unlimited number of Preference Shares issuable in series.

Schedule "A"

The rights, privileges and restrictions and conditions attaching to the Preference Shares are as follows:

        a)    The Preference Shares shall, in accordance with and subject to the provisions of the Canada Business Corporations Act R.S.C. 1985, c. C-44 as now existing or hereafter amended (hereinafter referred to as the "CBCA"), be issuable in series as hereinafter provided. The Board of Directors of the Corporation shall have the right, by resolution, but subject to the provisions of the CBCA and subject to the provisions herein contained and to any conditions in that regard attaching to any outstanding series of Preference Shares, from time to time before issue, to fix the number of shares in, the designation of, and to determine the respective rights, privileges, restrictions and conditions attaching to, each series of Preference Shares. Before the issue of the first shares of a series, the Board of Directors of the Corporation shall send to the Director (as defined in the CBCA) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the Board of Directors of the Corporation.

        (b)   No rights, privileges, restrictions or condition s attached to a series of Preference Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preference Shares then outstanding.

        (c)   The holders of any Preference Shares shall be entitled to receive in priority to the holders of Common Shares and of the shares of any other class of the Corporation ranking junior to the Preference Shares, as and when declared by the Board of Directors of the Corporation, dividends in the amounts specified or determinable in accordance with the provisions of the series of which such Preference Shares form part and such dividends may be cumulative or non-cumulative and payable in cash (including a foreign currency) or by way of a stock dividend or in any other lawful manner provided for. The priority, in the case of cumulative dividends, shall cover all prior periods in respect of which such dividends are accrued and unpaid, whether or not declared, plus such further amounts, if any, in respect of dividends as may be specified in the provisions not declared, plus such further amounts, if any, in respect of dividends as may be specified in the provisions attaching to the particular series and, in the case of non-cumulative dividends, shall cover all such dividends declared and unpaid. The holders of Preference Shares shall not be entitled to any further or other dividends than those expressly provided for in the rights, privileges, restrictions and conditions attached to the Preference Shares of each series.

        (d)   In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, before any amount shall be paid in respect of any assets distributed among the holders of the Common Shares or shares of any other class of the Corporation ranking junior to the Preference Shares, the holders of the Preference Shares shall be entitled to receive to the extent provided for with respect to each series (i) an amount equal to the p rice at which such shares were issued, (ii) such premium, if any, as has been provided for with respect to such series, and (iii) all unpaid cumulative dividends (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to and including the date of distribution) and, in the case of non-cumulative Preference Shares, all declared and unpaid non-cumulative dividends. After payment to the holders of the Preference Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

        (e)   If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preference Shares are not paid in full, the Preference Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the amounts that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the amounts that would be payable on such repayment of capital if all amounts so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preference Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

        (f)    The Preference Shares of any series may also be given such other preferences, not inconsistent with paragraphs (a) to (i) hereof, over the Common Shares and over any other shares ranking junior to the Preference Shares as may be determined in the case of such series of Preference Shares.

        (g)   Except as otherwise herein or in the provisions attaching to any Preference Shares as a series expressly provided, the holders of the Preference Shares shall not be entitled to receive any notice of or attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting; provided, however, that when required by the CBCA to vote as a class, each holder of Preference Shares shall be entitled to one vote for each $1.00 of the issue price of the Preference Shares held by such holder and further provided that when the provisions attaching to any Preference Shares as a series expressly provide that the holders of Preference Shares of such series shall be entitled, or may in certain circumstances become entitled, to attend and vote at all meetings of shareholders, the holders of Preference Shares of such series shall have one (1) vote for each Preference Share of such series held.

        (h)   The holders of the Preference Shares shall not be entitled to vote separately as a class, and the holders of any series of Preference Shares shall not be entitled to vote separately as a series, in the case of an amendment to the Articles of the Corporation of a kind referred to in paragraphs (a), (b) and (e) of subsection (1) of Section 176 of the CBCA as now existing.

        (i)    Any approval required by the CBCA to be given by the holders of the Preference Shares as a class shall be given in such manner as required by the CBCA and, subject to the CBCA, the formalities to be observed with respect to the giving of notice of any meeting thereof and the conduct thereof and the quorum therefor shall be those prescribed in the By-Laws of the Corporation with respect to the Preference Shares or, in the absence thereof, mutatis mutandis be those prescribed in the By-Laws of the Corporation for meetings of the holders of voting shares.

Date 2007-07-05	Name—Nom ANDREW REITER	Signature	Capacity of—en qualité AUTHORIZED OFFICER

[GRAPHIC OF CANADA]

[GRAPHIC OF CANADIAN FLAG] Industry Canada	Industrie Canada
Certificate of Amendment	Certificat de modification
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions
AKELA PHARMA INC.	406347-3

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société
I hereby certify that the articles of the above-named corporation were amended:	Je certifie que les statuts de la société susmentionnée ont été modifiés:
a)	under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a)	en vertu de l'article 13 de la Loi canadienne sur les sociétés par actions, conformément à l'avis ci-joint;
b)	under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b)	en vertu de l'article 27 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes désignant une série d'actions;
c)	under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☒	c)	en vertu de l'article 179 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses modificatrices ci-jointes;
d)	under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d)	en vertu de l'article 191 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses de réorganisation ci-jointes;
/s/ RICHARD G. SHAW Richard G. Shaw Director—Directeur	October 10, 2007 / le 10 octobre 2007 Date of Amendment—Date de modification

[GRAPHIC OF CANADA]

[GRAPHIC OF CANADIAN FLAG]	Industry Canada	Industrie Canada	ELECTRONIC TRANSACTION REPORT	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE
	Canada Business Corporations Act	Loi canadienne sur les sociétés par actions	ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

Processing Type—Mode de traitement:                  E-Commerce/Commerce-É

1. Name of Corporation—Dénomination de la société AKELA PHARMA INC.	2. Corporation No.—No de la société 406347-3
3. The articles of the above-named corporation are amended as follows: Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

The Articles of the Corporation be amended to consolidate the issued and outstanding Common Shares on the basis of one post-consolidation Common Share for each seven pre-consolidation Common Shares.

Date 2007-10-03	Name—Nom ANDREW REITER	Signature	Capacity of—en qualité AUTHORIZED OFFICER

[GRAPHIC OF CANADA]

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  Exhibit 3.1